UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2025

scPharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38293	46-5184075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 Mall Road, Suite 203
Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

(617) 517-0730

(Registrant’s telephone number, include area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SCPH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On September 23, 2025, scPharmaceuticals Inc., a Delaware corporation (the “Company” or “scPharmaceuticals”), issued an unsecured promissory note (the “Company Promissory Note”) to MannKind Corporation, a Delaware corporation (“Parent”) in exchange for a loan of $10.0 million by Parent to the Company. As previously disclosed, on August 24, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Parent and Seacoast Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), pursuant to which Parent, through Purchaser will commence a tender offer to acquire all of the outstanding shares of the common stock, par value $0.0001 per share of the Company (the “Merger”).

The Company Promissory Note will mature on the earliest of the following dates (such date, the “Maturity Date”): (a) September 23, 2026, (b) the date of the payment of the Termination Fee (as defined in the Merger Agreement) pursuant to Section 9.4(a) of the Merger Agreement, and (c) in the event of the termination of the Merger Agreement by the Company to enter into a definitive agreement for a Superior Proposal (as defined in the Merger Agreement) pursuant to Section 9.1(i) of the Merger Agreement, the date upon the consummation of the Superior Proposal contemplated thereby. The loan evidenced by the Company Promissory Note bears interest at a rate per annum equal to the interest rate applicable to Parent for SOFR Loans (as defined in the Credit Agreement, dated August 6, 2025, among Parent, certain subsidiaries of Parent, Wilmington Trust, National Association, Blackstone Alternative Credit Advisors LP and the lenders from time to time party thereto (the “Credit Agreement”)) under the Credit Agreement; provided, that (i) such interest rate will not be increased by any application of the Default Rate (as defined in the Credit Agreement) to the interest rate under the Credit Agreement; (ii) in the event the Credit Agreement is amended, restated, amended and restated, supplemented or otherwise modified after the date hereof, and as a result, there are changes in the defined term “Applicable Margin” (as defined in the Credit Agreement) or any related defined term used in calculating the Applicable Margin, the Applicable Margin as it applies to the outstanding principal amounts under the Company Promissory Note will be deemed to be (x) 4.75%, if the Applicable Margin pursuant to the Credit Agreement for the relevant interest period is 4.75% or less or (y) 5.00%, if the Applicable Margin pursuant to the Credit Agreement for the relevant interest period is 5.00% or more; and (iii) in the event the Credit Agreement is terminated for any reason, following the expiration of the then-applicable interest period, interest will be payable in arrears on the last business day of each successive three-month interest period and will accrue for each interest period at a rate equal to Adjusted Term SOFR (as defined in the Credit Agreement) plus 4.75%.

The Company has the option to prepay the loan evidenced by the Company Promissory Note in full, but not in part, at any time prior to the Maturity Date by repaying the outstanding principal thereunder and all accrued and unpaid interest thereon.

In connection with the issuance of the Company Promissory Note, the Company brought down the representations and warranties under the Merger Agreement, subject to customary materiality and other qualification, and except to the extent such representations or warranties relate specifically to the financing, regulatory approval and consummation of the Merger. The Company Promissory Note contains certain customary affirmative covenants, negative covenants restricting the Company’s ability to incur indebtedness and liens while the Company Promissory Note is outstanding, and certain customary events of default.

The foregoing description of the Company Promissory Note is not complete and is qualified in its entirety by reference to the Company Promissory Note, a copy of which is filed as Exhibit 10.1 to this Report and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Unsecured Promissory Note, dated September 23, 2025, by and between Parent and the Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2025

scPharmaceuticals Inc.

By:	/s/ John H. Tucker
Name:	John H. Tucker
Title:	President and Chief Executive Officer